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Exhibit 10.11

Omneon Video Networks Logo

August 25, 2004

Johnathan P. Turk

Dear John:

I am pleased to offer you a position with Omneon Video Networks, Inc. (the "Company") as Vice President of Operations. Your position with the Company pursuant to the terms and conditions of this letter will commence October 4, 2004. While employed by the Company, you will report to the Chief Executive Officer and have such duties and responsibilities as this office may from time to time require. Your functional responsibilities will initially include Materials, Production, Manufacturing Engineering and Test, Quality, Shipping and Distribution Logistics, Receiving, Purchasing, and Facilities. At a later date, to be mutually determined, is our intent for you to also have responsibility for Information Technology. You agree to perform your duties faithfully and to the best of your abilities and to devote your full business efforts and time to the Company. Additionally, while employed by the Company, you agree to not actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without prior approval.

While employed by the Company, you will receive as compensation for your services a base salary at the annualized rate of one hundred and sixty thousand dollars ($160,000). You will also be eligible to earn a variable bonus of up to 10% of your base salary, based upon meeting individual operational milestones to be agreed upon. This individual performance based bonus may be replaced in the future by an executive bonus plan encompassing both company and individual performance goals. Your salary and bonus will be paid periodically in accordance with normal Company payroll practices and be subject to the usual, required withholding.

Additionally, subject to approval by the Board, you will be granted a stock option to purchase 167,000 shares of Company common stock (approximately .75% of fully diluted shares) at an exercise price to be determined by the Board. One quarter (1/4th) of the shares subject to the option will vest on the one-year anniversary of your employment with the Company, and the remaining shares will vest as to one-forty-eighth (1/48th) of the total shares each month thereafter, subject to your continued employment with the Company on the relevant vesting dates. The option will be subject to the terms and conditions of the Company's 1998 Stock Option Plan and the applicable option agreement between you and the Company, both of which are incorporated herein by reference. During your employment with the Company, you will be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the Company's group medical, dental, vision, disability and life insurance plans. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

If within one year following a Change of Control (i) you terminate your employment with the Company for Good Reason or (ii) the Company (or its successor) terminates your employment other than for Cause, and you sign and do not revoke a standard release of claims with the company, then (i) you will be entitled to receive continuing payments of severance pay (less applicable withholding taxes) at a rate equal to your then current base salary for a period of six (6) months from the date of such event, to be paid periodically in accordance with the Company's normal payroll policies; (ii) during the six (6) month period following your termination of employment, the Company will pay for the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for you and your covered dependents on the day immediately preceding the date of such termination; and (iii) any options held by you to purchase shares of the Company's common stock will immediately vest and become exercisable as to that number of shares, if any, that would have vested had you remained employed by the Company through the twelve (12) month period from the date of such termination ("Change of Control Benefits").

"Cause" is defined as (i) an act of material dishonesty made by you in connection with your responsibilities as an employee, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) your gross misconduct, or (iv) your continued substantial violations of your employment duties after you have received a written demand for performance from the Company which specifically sets forth the factual basis for the Company's belief that you have not substantially performed your duties.

"Change of Control" is defined as the occurrence of any of the following events: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities, (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets, or (iii) the consummation of a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

"Good Reason" is defined as any of the following, without your express written consent, (i) a significant reducing of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, or your removal from such position, duties and responsibilities, unless you are provided with comparable duties, position and responsibilities; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity (as, for example, when the President of the Company remains as such following a change of control but is not made the President of the acquiring corporation) will not constitute "Good Reason;" (ii) a material reduction by the Company of your base salary as in effect immediately prior to such reduction (other than in connection with a Company-wide salary reduction program applicable to similarly-situated executives); or (iii) your relocation to a facility or a location more than fifty (50) miles from your current location.

You should understand that your employment with the Company is "at-will", and may be terminated by you or the Company at any time and for any reason. This offer letter and the confidential information and invention assignment agreement between you and the Company that you will be expected to execute upon commencement of your employment, represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

The terms and conditions set forth in this offer letter will be binding and inure to the benefit of (i) your heirs, executors and legal representatives upon your death, and (ii) any successor of the Company. In the event any of the terms and conditions set forth in this offer letter becomes, or is determined to be, illegal, unenforceable or void, all other terms and conditions will continue in full force and effect.

You agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder, or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from your service to the Company under this Agreement or otherwise or the termination of your service with the Company, including any breach of this Agreement, will be subject to binding arbitration. You further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with you. You agree that any arbitration will be administered in Santa Clara, California by the American Arbitration Association and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes.

This letter will be governed by the laws of the state of California, with the exception of its conflict of laws provisions. Lastly, this offer is contingent upon satisfactory reference and background checks.

Please sign below to indicate your acceptance and agreement to the terms set forth in this offer letter and fax the signed offer letter to me at (408) 585-5098. If you have any questions, don't hesitate to contact me. I am excited to welcome you to the Company, and I look forward to your participation in the Company's future success.

Sincerely,

/s/ JOSEPH S. KENNEDY Joseph S. Kennedy President and CEO Omneon Video Networks, Inc.
Accepted and agreed to this 27th day of August, 2004.	/s/ JONATHAN P. TURK Signature

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  Exhibit 10.11